Exhibit 99.1

NOTICE OF REDEMPTION

TO THE HOLDERS OF

AKOUSTIS TECHNOLOGIES, INC.’S

6.5% CONVERTIBLE SENIOR SECURED NOTES DUE 2023

(CUSIP No: 00973N AA0)

NOTICE IS HEREBY GIVEN that, pursuant to the terms of that certain Indenture, dated as of May 14, 2018 (the “Base Indenture”), by and among Akoustis Technologies, Inc., a Delaware corporation (the “Company”), the Guarantor party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (the “Trustee”), as supplemented by that certain First Supplemental Indenture, dated as of October 18, 2018, by and among the Company, the Guarantor party thereto and the Trustee (the “First Supplemental Indenture”), as further supplemented by that certain Second Supplemental Indenture dated as of April 17, 2020, by and among the Company, the Guarantor party thereto and the Trustee (the “Second Supplemental Indenture”; the Base Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), the Company intends to redeem its 6.5% Convertible Senior Secured Notes due 2023 (the “Notes”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

Notice is hereby given, pursuant to Section 3.03 of the Indenture, that the Company has elected to exercise its Optional Redemption Right and, accordingly, $15,000,000 aggregate principal amount of Notes, which represents all of the outstanding Notes, will be redeemed by the Company on March 1, 2021 (the “Optional Redemption Date”).

The Company will pay holders of the Notes that are redeemed a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the Optional Redemption Date (collectively, the “Redemption Amount”). The Redemption Amount will include $0.18 of accrued and unpaid interest for each $1,000 principal amount of Notes being redeemed. On the Optional Redemption Date, the Redemption Amount will become due and payable upon each Note that is redeemed. Unless the Company defaults in payment of the Redemption Amount, interest on the Notes will cease to accrue on and after the Optional Redemption Date.

Payment of the Redemption Amount and surrender of Notes for redemption will be made through the facilities of The Depository Trust Company (“DTC”). The Redemption Amount will become due and payable on the Optional Redemption Date upon presentation and surrender of the Notes to the paying agent for the Notes (the “Paying Agent”), as set forth below:

By First Class/Registered/Certified Mail	By Express/Overnight Delivery	By Hand or In Person
The Bank of New York Mellon Trust Company, N.A., as Trustee 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Corporate Trust Operations	The Bank of New York Mellon Trust Company, N.A., as Trustee 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Corporate Trust Operations	The Bank of New York Mellon Trust Company, N.A., as Trustee 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Corporate Trust Operations

Each holder of a Note may be subject, under certain circumstances, to backup withholding tax with respect to payment of the Redemption Amount. Such backup withholding may be applicable if such holder, among other things, fails to (i) furnish its correct taxpayer identification number, (ii) certify that it is not subject to backup withholding or (iii) otherwise comply with applicable backup withholding requirements. A holder of a Note who wishes to avoid the imposition of backup withholding tax should submit the applicable U.S. Internal Revenue Service Form W-9 or W-8 when surrendering a Note for redemption. This Notice of Redemption does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances. Holders are urged to consult their tax advisors as to the tax consequences to them of the redemption, including the effect of any federal, state, local, foreign and other tax laws.

The Notes must be surrendered to the Paying Agent to collect the Redemption Amount. Notes held through DTC should be surrendered for redemption in accordance with DTC’s procedures therefor. Unless the Company defaults in making such redemption payment, interest on the Notes called for redemption ceases to accrue on and after the Optional Redemption Date.

In lieu of surrendering the Notes for redemption, holders of the Notes may elect to convert the Notes or any portion thereof which is $1,000 or an integral multiple of $1,000, into shares of Common Stock, par value $0.001 per share (the “Common Stock”) of the Company at a conversion rate equal to 200 shares of Common Stock per $1,000 principal amount of Notes (equivalent to a Conversion Price of $5.00 per share). Cash will be paid in lieu of fractional shares. Additionally, holders of the Notes electing to convert their Notes will receive a payment, in shares of the Company’s common stock, equal to the sum of the remaining payments of interest that would have been made on the Notes to be converted had such Notes remained outstanding through, and including, May 31, 2021 (the “Interest Make-Whole Payment”). The number of shares of common stock payable in respect of the Interest Make-Whole Payment will be equal to the amount of the Interest Make-Whole Payment divided by the product of (x) 95% and (y) the simple average of the Daily VWAP (as defined in the Indenture) of the Company’s common stock for the ten consecutive trading days end on and including the trading day immediately preceding the conversion date. This conversion right will terminate at the close of business on February 26, 2021. Holders of the Notes who elect to convert will not be entitled to the Redemption Amount. The Bank of New York Mellon Trust Company, N.A., will serve as conversion agent for the conversion (the “Conversion Agent”).

IN ORDER TO EXERCISE THE CONVERSION RIGHT, NOTES MUST BE SURRENDERED FOR CONVERSION TO THE CONVERSION AGENT PRIOR TO THE CLOSE OF BUSINESS ON FEBRUARY 26, 2021. AFTER THAT TIME, HOLDERS WILL BE ENTITLED ONLY TO THE REDEMPTION AMOUNT FOR THE NOTES.

Holders of the Notes who wish to convert Notes into shares of Common Stock surrender the Notes with a completed and manually signed conversion notice in the form attached to the Notes to the Conversion Agent at the following address:

The Bank of New York Mellon Trust Company, N.A.

Attn: Corporate Trust Operations

4655 Salisbury Road, Suite 300

Jacksonville, Florida 32256

AKOUSTIS TECHNOLOGIES, INC.

By:	The Bank of New York Mellon Trust Company, N.A., as Trustee

* No representation is made as to the accuracy of the CUSIP number either as printed on the Notes or as set forth in this Notice of Redemption.